EXHIBIT 99.1


    IVAX Reports 3rd Quarter Results and Gives Guidance for 2004;
  IVAX Anticipates Meeting or Exceeding Consensus Estimates for 2004

    MIAMI--(BUSINESS WIRE)--Oct. 30, 2003--IVAX Corporation (AMEX:IVX)(LSE:IVX.L) reported third quarter 2003 net revenues of $360.6 million, compared to net revenues of $319.4 million in the third quarter of 2002; net income of $21.6 million in the quarter, compared to net income of $30.8 million in the third quarter of 2002; and earnings per share of $.11, in the quarter, compared to earnings per share of $.16 cents in the third quarter of 2002. For the nine month period ended September 30, 2003, net revenues were $1.02 billion, and net income was $91.9 million or $.46 per share; compared to net revenues of $872 million, and net income of $86 million, or $.44 per share for the nine months ended September 30, 2002.
    Neil Flanzraich, vice chairman and president of IVAX Corporation, said, "IVAX Corporation has had strong revenue growth each quarter this year. We were particularly pleased with the robust revenue growth in the quarter in our North American operations and in our Latin American operations. Our North American net revenues for the quarter grew from $138.3 million to $172.3 million, an increase of 25%; and our Latin American net revenues grew from $53.1 million to $68.8 million, an increase of 29%. The lower earnings in this quarter, compared to the same quarter last year, are more than accounted for by increased investments in both R&D and marketing and sales. During the third quarter of 2003, we spent $11.8 million more on R&D and $10.5 million more on marketing and sales than in the third quarter of 2002. These increased expenditures advanced our proprietary and generic pipelines and grew our brand sales forces in Europe and the U.S. We consider these very important and worthwhile investments and expect to significantly benefit from them in the near future. For these reasons, and others, we expect to meet or exceed the 2004 consensus estimate of $.89. IVAX' confidence in the future performance of our business is based on the following factors:

    -- IVAX' U.S. Generics Business -- IVAX' extensive and growing U.S. generic pipeline not only supports the above guidance, but also provides large potential rewards beyond that guidance. For example, if IVAX realized in 2004 the potential of any of the following high profile generic opportunities, our earnings would be propelled well beyond our present guidance: IVAX' generic equivalent to Zyprexa(R), Eli Lilly's antipsychotic drug which has annual U.S. sales of more than $3 billion (The trial of IVAX' patent challenge for this product is scheduled for January 2004); IVAX' generic equivalent to Neurontin(R), Pfizer's anti-seizure drug for epilepsy which has annual U.S. sales of $2.2 billion, and Flonase(R), GlaxoSmithKline's drug for rhinitis that has annual U.S. sales of $875 million. IVAX continues its aggressive program of manufacturing capacity expansion to support its growing U.S. generic business. Also our recently acquired and upgraded 174,000 square foot chemical facility for the manufacture of active pharmaceutical ingredients for generic products is partially online and will soon be fully operational. Our abundant generic opportunities, coupled with our growing manufacturing capacity, leads us to expect that 4Q2003 and 2004 could be a period of significant growth and profitability for our U.S. generics business.

    Our U.S. generic pipeline consists of 38 Abbreviated New Drug Applications (ANDAs) pending with the FDA, of which 9 are potential "first to file" submissions with brand product annual U.S. sales of over $13 billion. IVAX could launch, during the rest of 2003 and 2004, up to 18 of these generic products of which 5 are potential "first to file" submissions, relating to brand products having annual U.S. sales of almost $6 billion. IVAX also expects to make 10 new ANDA submissions by the end of 2003, 50 additional submissions in 2004; and anticipates having up to 75 ANDAs pending with the FDA by the end of 2004. In the third quarter of 2003, IVAX' generic business was the main contributor to our North American operations, where our revenues increased by almost $34 million over the third quarter of 2002. Part of that increase reflects increased revenues recognized as a result of our recent return and customer inventory experience.

    -- Metformin ER -- On October 28, 2003, IVAX received final approval and confirmation of its "first to file" status for Metformin ER. Metformin ER is the generic equivalent of Glucophage XR(R), which is marketed by Bristol-Myers Squibb for the treatment of type 2 diabetes and had annual sales of over $453 million for the twelve months ending in June 2003. As announced earlier today, another company on October 29, 2003 brought a legal action against the FDA, challenging the FDA's award to IVAX of "first to file" status for the product. The court granted a temporary restraining order against the FDA pending a preliminary injunction hearing on November 12, 2003. The court did not rule on the merits of the case and will consider the issues at the November 12th hearing. IVAX has suspended further shipment of this product until the court rules. IVAX will participate in these proceedings and support the FDA position. IVAX expects a prompt decision by the court and that its "first to file" status and final approval of Metformin ER will be upheld; and that its sales of this generic will make a significant contribution to IVAX' 4Q2003 and 2004 earnings.

    -- IVAX' Branded U.S. Respiratory Products -- IVAX' U.S. branded asthma product, QVAR(R) and its branded nasal spray for allergies, Nasarel(R), have also made significant additions to our North American operation's revenue growth. We expect continued revenue growth from our U.S. brand respiratory products. IVAX has two New Drug Applications (NDAs) for other products pending with the FDA, one for CFC-free (chlorofluorocarbon-free) albuterol in a metered dose inhaler
        (MDI) and the other for CFC-free albuterol in IVAX' EasiBreathe(R) breath-activated inhaler. One or both of these products could be approved in 2004 and could be significant contributors to IVAX' revenues and profits.

    -- IVAX' Proprietary Pipeline -- Additionally, six of the drugs in IVAX' proprietary pipeline have recently moved on to more advanced phases of clinical development. One of these drugs could be launched during 2004. IVAX may also enter into new collaborations with other pharmaceutical companies that may result in significant upfront and milestone payments, even before the products reach market, and later in royalty payments. Such collaborations would also help us reduce our R&D expenditures.

    -- Europe and 3M -- In Europe, pricing pressures and currency issues have limited our revenue growth, but we expect the recently completed transaction with the 3M Company (NYS:MMM), giving IVAX exclusive rights to branded asthma products together with related marketing and sales personnel in nine European countries, to improve revenue growth and margins. In Germany, the third largest pharmaceutical market, where IVAX has had no direct pharmaceutical marketing and sales activity, we now have branded products which have a strong market share. In France, the fourth largest pharmaceutical market, we established our business in 2002 and have incurred start-up losses which impacted our earnings in 2003. The products coming from the 3M transaction are expected to create the critical mass needed for profitability. In the U.K., where IVAX is the third largest respiratory products company, the acquired products will further improve our market position. IVAX is confident it can replicate in the 9 European countries, for which it has acquired rights to QVAR, the success that it has achieved with this product in the U.S. The financial benefits of the added products and our investment in an enlarged sales force have already begun.

    -- Europe and Paclitaxel -- IVAX believes it will be the first company to sell a second brand of injectible paclitaxel in Europe for cancer therapy, well before other similar products are launched. This represents a significant opportunity for IVAX as the annual European market for paclitaxel is presently approximately $400-$600 million with margins that are considerably higher than in the U.S.

    -- Latin America -- Our Latin American revenues were up 29% over the same period last year, building substantially on the growth achieved in the second quarter of 2003. We expect our business in Latin America to continue to generate increased revenues and profits.

    For the above reasons, we expect to meet or exceed the 2004 consensus estimate of $.89."
    IVAX will host a conference call and simultaneous webcast at 10 a.m. Eastern (Miami) Time today to discuss third quarter results and other topics. Interested parties can access the conference call by dialing 1-888-577-0767 from anywhere in the U.S. or by dialing 303-242-0015 from non-U.S. locations. To register and access the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call. Click on the website link on the IVAX home page to register and download or install any necessary software.
    Replays of the conference call will be available starting at approximately 1:30 p.m. on October 30th and will continue through November 6th. To listen to the replay, dial 1-800-475-6701 and enter ID #703932. Replays of the webcast via IVAX' website will be available from October 30th through November 6th.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.

    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements relating to goals, plans, expectations and estimates regarding the company's financial position, results of operations, market position, product development and business strategy. Investors are cautioned that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that IVAX' earnings in 2004 may not meet or exceed the current consensus estimate; that the next 15 months will not be a period of significant growth and profitability for our U.S. generic business; that increased expenditures may not increase our future revenues and profits; that our API facility may not be fully operational as soon as anticipated; that IVAX may not be the first to file on 9, or any, of its pending ANDAs; that IVAX may not receive approval of its pending ANDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not receive approvals for, or launch, 18 generic drugs in the next 15 months; that IVAX may not file the anticipated ANDAs or any additional ANDAs within the expected time periods; that budgetary and other capital constraints could impact the number of products under development and the number and timing of ANDAs to be filed; that the compounds and products in IVAX' pipeline will not be successfully developed, will not receive regulatory approval or will not be successfully commercialized; that our efforts to increase our manufacturing capacity may not be successful, which could impede our future growth; the difficulty in predicting the timing and outcome of legal proceedings, including those relating to patent challenge settlements and patent infringement cases; the impact of the FDA's or other administrative or judicial agency's decisions on exclusivity periods; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; competitors' abilities to extend exclusivity periods past initial patent terms; that sales of metformin ER may be impacted during the exclusivity period by licensing arrangements between Bristol-Myers and third party competitors; that exclusivity periods and the launch of metformin ER may be challenged by third parties, including challenges regarding patent infringement and that these challenges, if successful, could result in revocation or suspension of IVAX' approval to market metformin ER; that IVAX may not receive approval of its pending NDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not file any additional NDAs; that clinical trials and studies for products and compounds under development may not be commenced, may take longer than anticipated, may fail, may not achieve the expected results or effectiveness and may not generate the data that would support the approval or marketing of these products for the indications being stated or for other indications; that IVAX may not enter into new product collaboration and license agreements and receive upfront, milestone or royalty payments or reduce costs; that the transaction with 3M may not improve IVAX' revenue growth or margins, and may not improve IVAX' market position or profitability; that IVAX' operations in France may not achieve profitability when expected if at all; that IVAX' sales of QVAR will not continue to grow and may decrease; that IVAX may not receive approval for, or launch, its paclitaxel product in Europe; that IVAX has in the past and may in the future experience difficulties in obtaining raw materials and other components necessary for the production of our products, particularly paclitaxel, on commercially reasonable terms or at all; that political and economic instability in some countries in which we conduct our business, particularly Latin American countries, may adversely affect the revenue our foreign operations generate; changing market conditions; the impact of competitive products and pricing; and that our businesses and sales and profitability may not grow as anticipated or at all. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors, competitive product development, product availability, current and future branded and generic competition for the company's products, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, trade buying patterns, exchange rate fluctuations, patent positions and the timing and outcome of legal proceedings, among other things. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Statements of
                              Operations
                              (Unaudited)

                               Three Months           Nine Months
Period Ended September 30,    2003      2002        2003       2002
                            -------------------  ---------------------
(In thousands, except per
 share data)

Net revenues (1)            $360,638  $319,394   $1,021,316  $872,021
Cost of sales (1)            200,102   176,592      563,685   476,682
                            -------------------  ---------------------
  Gross profit               160,536   142,802      457,631   395,339
                            -------------------  ---------------------
Operating expenses:
  Selling                     51,128    40,593      149,181   126,516
  General and
   administrative             34,902    30,952       91,249    85,511
  Research and development    29,973    18,220       75,459    55,603
  Amortization of
   intangible assets           4,611     3,855       14,417    10,787
  Restructuring costs             18       879          798     3,161
                            -------------------  ---------------------
    Total operating
     expenses                120,632    94,499      331,104   281,578
                            -------------------  ---------------------
Income from operations        39,904    48,303      126,527   113,761
    Total other (expense)
     income, net              (5,568)   (3,447)     (19,747)    1,632
                            -------------------  ---------------------
Income before income taxes
 and minority interest        34,336    44,856      106,780   115,393
Provision for income taxes    12,756    14,503       37,240    34,081
                            -------------------  ---------------------
Income before minority
 interest                     21,580    30,353       69,540    81,312
Minority interest                 51       450          162       512
                            -------------------  ---------------------
Income from continuing
 operations                   21,631    30,803       69,702    81,824
Income from discontinued
 operations, net of tax of
 $12,763                           -         -       22,204         -
Cumulative effect of
 accounting change                 -         -            -     4,161
                            -------------------  ---------------------
Net income (1)              $ 21,631  $ 30,803   $   91,906  $ 85,985
                            ===================  =====================

Basic earnings per common
 share:
  Continuing operations     $   0.11  $   0.16   $     0.36  $   0.42
  Discontinued operations          -         -         0.11         -
  Cumulative effect of
   accounting change               -         -            -      0.02
                            -------------------  ---------------------
  Net income (1)            $   0.11  $   0.16   $     0.47  $   0.44
                            ===================  =====================

Diluted earnings per common
 share:
  Continuing operations     $   0.11  $   0.16   $     0.35  $   0.42
  Discontinued operations          -         -         0.11         -
  Cumulative effect of
   accounting change               -         -            -      0.02
                            --------- ---------  ----------- ---------
  Net income (1)            $   0.11  $   0.16   $     0.46  $   0.44
                            ===================  =====================

Weighted average number of
 common shares outstanding:
  Basic                      195,467   194,604      195,200   195,292
                            ===================  =====================
  Diluted                    199,550   196,452      198,236   197,501
                            ===================  =====================


                  IVAX Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets

                                           September 30,  December 31,
                                               2003           2002
                                           -------------  ------------
(In thousands)                              (Unaudited)

Assets
------
Cash and cash equivalents                  $    187,546   $   155,408
Marketable securities, short-term                 9,874        28,873
Other current assets                            739,057       696,936
Property, plant and equipment, net              463,387       420,246
Other assets                                    792,237       746,296
                                           -------------  ------------
   Total assets                            $  2,192,101   $ 2,047,759
                                           =============  ============

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt          $     35,723   $    28,617
Other current liabilities                       406,110       405,446
Long-term debt                                  829,830       872,339
Other long-term liabilities                      59,123        46,115
Minority interest                                12,259        10,379
Shareholders' equity                            849,056       684,863
                                           -------------  ------------
   Total liabilities and shareholders'
    equity                                 $  2,192,101   $ 2,047,759
                                           =============  ============

Note (1). As a result of our recent return and customer inventory experience, our estimates of product returns and other sales allowances and inventory obsolescence decreased and, accordingly, we recognized increased net revenues and reduced cost of sales during the quarter. During the 3 months ended September 30, 2003, these changes increased net revenues by $10.2 million, reduced cost of sales by $2.5 million, increased net income by $7.9 million and increased diluted earnings per share by $.04.


IVAX Corporation and Subsidiaries

Reportable Segment Data
    (Unaudited)

Period Ended September 30,     Three Months           Nine Months
In Thousands                  2003      2002        2003       2002

North America
    External sales          $167,418  $131,369   $  456,217  $345,876
    Intersegment sales            27       153          489       705
    Other revenues             4,858     6,801       21,938    21,661
                            -------------------  ---------------------
    Net revenues -
     North America           172,303   138,323      478,644   368,242
                            -------------------  ---------------------

Europe
    External sales           100,586    98,188      299,396   264,377
    Intersegment sales        19,090     6,646       47,031    36,551
    Other revenues             4,363    18,163       22,005    35,354
                            -------------------  ---------------------
    Net revenues - Europe    124,039   122,997      368,432   336,282
                            -------------------  ---------------------

Latin America
    External sales            68,633    52,859      179,714   169,362
    Other revenues               142       274          401     1,104
                            -------------------  ---------------------
    Net revenues -
     Latin America            68,775    53,133      180,115   170,466
                            -------------------  ---------------------

Corporate & other
    External sales            14,199    12,085       39,014    32,292
    Intersegment sales       (19,117)   (6,799)     (47,520)  (37,256)
    Other revenues               439      (345)       2,631     1,995
                            -------------------  ---------------------
    Net revenues -
     Corporate & other        (4,479)    4,941       (5,875)   (2,969)
                            -------------------  ---------------------

                            -------------------  ---------------------
Consolidated net revenues   $360,638  $319,394   $1,021,316  $872,021
                            ===================  =====================


    CONTACT: IVAX Corporation
             Thomas Beier, 305-575-6563
             or
             David Malina, 305-575-6043